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                            Crown Cork & Seal Company, Inc.

                                     Exhibit 11

                        Computation of Earnings per Common Share

(in thousands, except per share data)
                                         Three months ended   Six Months ended
                                              June 30,             June 30,
                                           1996     1995      1996     1995
Line
 1  Net income available to common share  $98,298  $52,210   $127,436 $88,731
       shareholders

 2  Weighted average number of shares
      outstanding during period           128,126   90,197    116,623  89,920

 3  Earnings per share based upon average
      shares outstanding(1/2)              $0.77    $0.58      $1.09   $0.99

 4  Net shares issuable upon exercise of
      dilutive outstanding stock options
        (treasury stock method)               374      599        314     717

 5  Average convertible preferred stock*
            (if converted method)          11,326        0      7,841       0

 6  Preference dividends                   $5,859        0     $8,004       0

 7  Fully diluted shares (2+4+5)          139,826   90,796    124,778  90,638

 8  Fully diluted earnings per share
       ((1+6)/7)                           $0.75    $0.57      $1.09   $0.98


  * Preferred shares are convertible into common stock at .911 at the discretion of the holder and amounts presented are based on the issuance date of February 26, 1996.